Exhibit 23.7

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of TerraForm Power, Inc. of our report dated April 15, 2015, relating to the consolidated financial statements of Prairie Breeze Class B Holdings LLC and Subsidiaries for the period June 30, 2014 (Date of Inception) through December 31, 2014 appearing in the Current Report on Form 8-K of TerraForm Power, Inc. dated September 4, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 4, 2015